Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 1, 2006 relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of UTStarcom Inc., which appears in UTStarcom Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended by Form 10-K/A (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 10, 2006